Exhibit 99.1

Investments Help Valley Communities Prosper


Mayor Tony Paesano

Almost any time, day or night, steel coils that have been produced at the Mingo Junction Plant can be seen leaving the facility by truck, rail or barge. For Mingo Junction Village Mayor John Fabian, steel shipments from the Wheeling-Pittsburgh Steel plant are good news for the future of the village.

"They are shipping a lot of steel and that is a great thing for the Village of Mingo Junction," said Fabian. "We've seen Wheeling-Pittsburgh put its electric arc furnace here and then complete the installation of its automatic roll changers. People believe Wheeling-Pittsburgh is here to stay."

Follansbee Mayor Tony Paesano knows the impact Wheeling-Pittsburgh Steel has had on his community over the years.

"Wheeling-Pittsburgh Steel has been a great corporate neighbor," Paesano said. "When it was still Wheeling Steel it donated land for the park that is our crown jewel and more recently donated 30 acres of land that will have a great impact on this community and our children for years to come."

Paesano knows that even more important than its donations to the community has been the economic impact it has had through its investment in the Follansbee coke plant, now Mountain State Carbon, and the employment it provides.

"Wheeling-Pittsburgh and now Mountain State Carbon have always had a very, very positive economic impact on Follansbee," he added. "We really appreciate the contribution that the Company has made to the community."

Orphy Klempa is the co-chair for Project BEST, which is a construction industry labor-management organization encompassing over 500 contractors and 6,000 building trades craftsmen and apprentices in the Upper Ohio Valley. He says Wheeling-Pittsburgh Steel's capital projects, such as the EAF and No. 8 coke battery rebuild have had a huge impact on the building and trades craftsmen, with the Company spending about $103 million in craftsmen payroll.

"All construction jobs are important, but it's also nice to know that we're working on projects like those at Wheeling-Pittsburgh that will keep well-paying steel industry jobs in this area," Klempa said. "These projects came along when our members needed the work. The economic impact that Wheeling-Pittsburgh has had in this valley has been enormous, but it's really impossible to describe in just one word."

Wheeling Pittsburgh
STEEL CORPORATION
a metal products company
1134 Market Street
Wheeling, WV 26003

Editor: Jim Kosowski
Design: Beyond Marketing

news for the employees of wheeling-pittsburgh steel corporation

CarbonCopy

July 2006
Volume 3 Number 2

SPECIAL EDITION: Three Years of Progress

From The Chairman



To everyone in the Wheeling-Pittsburgh family,

August 1 is the three-year anniversary of our emergence from bankruptcy and an opportunity to review how far we've come.

In this issue of Carbon Copy, we look back at many of our accomplishments over the past three years, including meeting all our financial obligations, meeting our responsibilities to our employees, retirees and the communities they live in, and the major steps taken toward remaking this Company into a reliable, long-term supplier to our valued customers.

What have we accomplished?

First, we have paid down a significant portion of our $250 million loan that was guaranteed through the Emergency Steel Loan Guarantee board. We have made large payments to fund a VEBA that provides health care for Company retirees. We have made special payments to employees, retirees and widows. We've paid profit sharing. And we will continue to make progress on the financial front in the years to come.

While meeting our financial obligations, we have remade the Company's operations by investing hundreds of millions of dollars in new technology that has made us more competitive and reliable.

During our bankruptcy, management and labor forged a relationship that was built on honest communication and a common goal of doing what was best for the long-term good of Wheeling-Pittsburgh Steel and its employees. Ultimately, that working relationship resulted in our successful emergence from bankruptcy. We value that relationship and have tried to work every day to renew it because we believe that working together will always produce better results.

Employees throughout the Company have met the challenge by working smarter and in a spirit of cooperation. Many of them took on new responsibilities and learned new jobs and are now working at higher skill levels than ever before.

The three years since Wheeling-Pittsburgh Steel has emerged from bankruptcy have been one of the most significant periods since this Company was incorporated as Wheeling Steel in 1920. It has been hard work. There have been setbacks along the way. But we have survived, and more importantly, we have made great strides in implementing our strategic plan. We are in a position to achieve our goal of building this company into a successful and sustainable metal products company.

Sincerely,

Jim Bradley

Three Years of Success Equals Big Bucks

Since it emerged from bankruptcy on Aug. 1, 2003, Wheeling-Pittsburgh Steel has generated millions of tons of steel products and millions of dollars that have gone to employees and retirees. Millions more have gone to pay down the term loan the Company obtained through its loan guarantee from the Emergency Steel Loan Board and to pay for capital improvements and maintenance at Company plants.

Employees, craftsmen and communities in the Ohio and Mon valleys have all benefited from the payments and improvements the Company has made during these three years.

Following are figures listing some of the biggest cumulative dollar expenditures over the past three years.

- **$570 million - Employee payroll**
- **$312 million - Capital expenditures**
- **$110 million - Contractor employee payroll for work done to construct EAF and rehabilitate Mountain State Carbon's No. 8 coke battery**
- **$50 million - Capital repayments of $250 Term Loan (not including interest payments)**
- **$7 million - Capital repayments of other debt obligations**
- **$29.9 million - VEBA cash and non-cash payments**
- **$16.4 million - Wage and management employee profit sharing**
- **$8.9 million - Surviving spouse payments**
- **$5 million - Wage employee special payment**
- **$2 million - Pensioners special payment**

Retirees Benefit From Healthy VEBA

When Wheeling-Pittsburgh Steel makes money, the 5,000 wage retirees and surviving spouses who depend on the company's Voluntary Employee Beneficiary Association (VEBA) for their health care benefits, know that their health care benefits are becoming more secure.

"The VEBA is in the best financial condition it has been in since it was formed on Aug. 1, 2003," said John Saunders, who is one of four VEBA administrators. "As the Company continues to be profitable, the VEBA will get additional stock and cash."

Today, the Wheeling-Pittsburgh Steel VEBA has about $32 million in cash and 2.5 million shares of Company stock that are held in trust for retirees and surviving spouses.

VEBAs were negotiated between the United Steelworkers Union and steel manufacturers to provide health benefits for retirees as bankrupt steel companies either emerged from bankruptcy, such as Wheeling-Pittsburgh, or were consolidated into large, new steel companies, such as ISG (International Steel Group). Wage retirees at Wheeling-Pittsburgh Steel also have $3,000 in life insurance in addition to health care benefits through their VEBA.

"We have been very fortunate," Saunders noted. "Our retirees are the only ones in the entire steel industry that have never lost health care coverage for even one day. Our management has not walked away from our retirees. Jim Bradley (Chairman and CEO), Dan Keaton (Senior Vice President Human Resources and Public Relations) and Jim Sullivan (Director, Benefits) are involved. We have actually negotiated reductions in the cost our Medicare eligible retirees pay as part of their premium at a time when the cost of health care is rising much faster than inflation."

Saunders notes that Wheeling-Pittsburgh VEBA administrators have used their purchasing power to negotiate lower rates and better benefits for the Company's management retirees and other steel industry retirees in the Ohio Valley.

In This Issue

Obligations Honored	2
Allenport	2
WPSC Timeline	3
Keeping Costs Down	3
Blast Furnace Heats Up	3
Caster Pushing '30'	3
Community Impact	4

Three Years After Emerging from Bankruptcy Wheeling-Pittsburgh Has "Honored All Its Obligations"

It takes a chief financial officer to get emotional about numbers, but Paul Mooney understands the creativity and hard work that have gone into paying down $50 million in Wheeling-Pittsburgh Steel long-term debt, successfully accessing the capital markets in its $100 million stock offering and completing the Mountain State Carbon joint venture with a unit of Severstal North America that will provide $120 million of interest free cash toward the rehabilitation of the coke plant.

"Three years ago, the Emergency Steel Loan Guarantee Board, the states of West Virginia and Ohio, the local communities we do business in, our vendors, our employees - especially those who took retirement on the promise that we would provide health care benefits - all took a chance on our Company because they believed in our plan for the future and our ability to make it work," said Mooney. "I think everyone in this company took that trust very seriously and I'm proud of how we have honored our obligations.

"When we came out of bankruptcy in 2003, conditions in the steel market were not very favorable," Mooney noted. "When the markets improved, the ductwork collapse at the BOF and our coal issues with Massey Energy were severe setbacks that we had to deal with.

"But we've done a good job of living within our capabilities, especially considering the volatility of the steel markets. As a company, we've been disciplined and spent within our ability to earn and raise capital.

"What we have accomplished in the past three years has been extraordinary in its scope," Mooney said. "We have funded the VEBA and we've paid profit sharing to our employees. We have invested in our Company and we have spent millions more on maintenance that has improved the reliability of our equipment.

"We have honored all our obligations."



Operations Hits Its Stride in 2006

Production and quality at all Wheeling-Pittsburgh Steel's facilities are at all-time record levels through the first half of 2006. The reason is a comprehensive and systematic effort to invest in technology and maintenance that has improved the capability, reliability, and quality performance of the Company's mills.

"Most employees are aware of the major investments we made in the electric arc furnace, the coke plant and the automatic roll changers at the Hot Strip Mill," said Don Keaton, Vice President of Steel Manufacturing and Procurement. "But we've also made improvements at the blast furnace and our finishing mills. A major focus for the last two years has been to improve our reliability. This is driven by the desire to service our customers with high quality steel deliveries when they want and expect them. Our reliability program is based upon allocation of people and financial resources to reduce equipment downtime and potential infrastructure failures. The program has been quite successful and has made a huge impact upon our performance. Throughout the Company, our plants are in better shape than they have ever been."

Keaton concedes that Operations faced many challenges coming out of bankruptcy in 2003. During bankruptcy, the Company spent money on only the most critical operational needs. As a result the condition of our equipment deteriorated and was not operationally reliable. To the credit of our operation and maintenance personnel we were able to work through the many challenges the equipment and facilities provided.

"Wheeling-Pittsburgh Steel came out of bankruptcy with a strategic plan that called for major investments in new technology and improved reliability," Keaton said. "There have been times over the past three years when it would have been easy to delay some of these efforts. We didn't, and we are now operating at a higher level than we ever have in the past."

Wheeling-Pittsburgh Beyond Bankruptcy Timeline

Key:
Operations
Finance
Employee/Retiree
Economic Impact
Corporate

- Aug. 2003 - WPSC emerges from bankruptcy
- Aug. 2003 - 500,000 shares of WPSC stock deposited into management employees' 401k accounts
- Aug. 2003 - VEBA provided with 4 million shares of WPSC stock
- Sept. 2003 - Ground broken for EAF
- Sept. 2003 - Nov. 2004 - $50 million in payroll paid to mostly local skilled craftsmen involved in building the EAF
- Nov. 2003 - $5,225,400 surviving spouse payments
- May 2004 - WPSC and Herman Strauss, Inc. announce strategic scrap agreement
- Aug. 2004 - 52,493 WPSC shares deposited into management employees' 401k accounts as part of profit sharing payment
- Aug. 2004 - 187,924 WPSC shares deposited into wage employees' 401k accounts as part of profit sharing payment
- Aug. 2004 - $1.8 million VEBA cash contribution
- Aug. 2004 - $3.4 million VEBA stock contribution
- Sept. 2004 - Closes $100 million stock offering
- Nov. 2004 - Announces record quarterly net income of $55.6 million
- Nov. 2004 - $1,697,700 surviving spouse payments
- Nov. 2004 - 67,695 WPSC shares deposited into management employees' 401k accounts as part of profit sharing payment
- Nov. 2004 - 239,156 WPSC shares deposited into wage employees' 401k accounts as part of profit sharing payment
- Nov. 2004 - $1,458,595 cash VEBA payment
- Nov. 2004 - First heat from EAF
- Nov. 2004 - $2,410,088 VEBA profit sharing stock contribution payment
- Dec. 2004 - WPSC and Severstal North America sign letter of intent to create coke plant joint venture
- March 2005 - Announces record annual net income of $62.5 million
- April 2005 - $1,753,695 VEBA profit sharing stock contribution payment
- April 2005 - WPSC files lawsuit against Massey Energy Company for breach of its long-term coal supply agreement
- May 2005 - $35,746 VEBA cash payment
- May 2005 - $2,038,979 Profit sharing stock contribution
- May 2005 - Permanently idles No. 1 Blast Furnace
- June 2005 - $2 million Pensioners special payment
- July 2005 - Refinances revolving credit facility
- Sept. 2005 - WPSC and Severstal North America, Inc. announce the formation of Mountain State Carbon LLC, which consists of the former WPSC coke plant in Follansbee
- Oct. 2005 - Work begins to rebuild coke plant No. 8 battery
- Oct. 2005 - $55 million in payroll will be paid to mostly local skilled craftsmen involved in rebuilding the coke plant battery
- Nov. 2005 - $2,977,218 surviving spouse payment
- Dec. 2005 - $5 million USW special bonus payment
- May 2006 - $163,690 VEBA profit sharing stock contribution
- May 2006 - WPSC and CSN announce they are in discussions regarding a strategic North American alliance

In-House Project Team *Keeps Costs Down*

What started out as a group of steelworkers helping to track outside contractors at the Mingo Junction Plant has evolved into a group of 16 employees –trained as welders, pipe fitters and iron workers –taking on projects and bringing down costs.

"They do jobs for one fourth or less of what outside contractors were charging us," said Ed Asbury, Division Manager of Ironmaking and Transportation. "And now that the contractors know we have this internal resource, their bids have come down to be competitive with our Project Team. So they're not just saving Wheeling-Pittsburgh on the projects they take on, they're helping keep down costs on jobs that go to outside contractors as well."

The size and complexity of the team's projects has increased during the more than two years that it has been in place.

"We started small and have been getting bigger jobs all the time," said Jeremy Williamson, who along with Jul Verhovec, lead the team. "The blast furnace reaps the biggest benefit from us. They know what we are capable of."

Williamson and Verhovec regularly take part in daily meetings for the blast furnace team, which has improved communications. "They've shown a willingness to work with us," Williamson says, "and the meetings have opened my eyes to a lot of the problems they face."

In addition to the oxygen enhancement project for the blast furnace, they have replaced trestle beams and nearly completed the fabrication and installation of replacement 30" coke oven gas lines.

Blast Furnace Production Heats Up

Hot iron production from the No. 5 Blast Furnace hit a record high for June of 5,850 tons per day. The increased performance comes primarily from a fairly inexpensive improvement in the tuyere train that injects oxygen into the blast furnace and from a change in the burden distribution that came after a sprayed on refractory was applied to the furnace's interior.



Left to right: John Neavin, Greg Jones, Mark Indovinia, and Bill Brown

"By increasing the amount of oxygen, we increased our production by about 375 tons per day," says Ed Asbury, Division Manager, Ironmaking & Transportation. "And we made the improvements using our own 'Project Team,' which is made up of employees, many who had been part of Central Maintenance." The sprayed on refractory improved the burden distribution in the blast furnace, saving about 70 pounds of coke for each ton of liquid iron it produced.

"The blast furnace is producing iron at a cost to Wheeling-Pittsburgh that provides us with a solid profit margin," Asbury said. "We have plans to further revitalize the blast furnace in 2007 so that it can continue producing well into the future."

In March 2007, a 12-day blast furnace outage is planned in which the turbo blower will be rebuilt, and the hearth sidewalls, mantle staves and armor at the throat of the furnace will be replaced.

"By working on it one piece at a time, we can keep the No. 5 blast furnace around for a long time."

Mark Indovina, Maintenance Manager said, "Everyone here knows how to squeeze a dollar and get the most out of it. We're looking at innovative ways to do things and we're taking on all kinds of jobs."

Caster Production Pushing '30'

What had been a high level of performance by the caster has now become "average." In May, the caster produced 241,726 tons, breaking the old record of 230,294 by more than 11,000 tons and "averaging" 30 heats per day during the month.

"Right now, the caster is on the threshold of regularly reaching its capabilities," said Mike Morris, Division Manager, Steelmaking. "We've reached the point where we are able to consistently repeat our performance. We share a sense of pride in our performance and have expectations of hitting 30 or more heats on a daily basis for the caster."

Morris praises the entire Steelmaking Division and the No. 5 blast furnace's accomplishments for the caster's recent success. "Our operators are seasoned and really understand the process and make good adjustments," Morris said. "Our maintenance group has evolved into a high technology department. We have a top-notch group of electrical and mechanical technicians that are proactive and helped improve the reliability of our operations."

Morris noted that sophisticated tools that measure and analyze vibration and heat are used to plan preventive maintenance, improving the caster's performance.

"Everyone here knows that we came close to losing this company while it was in bankruptcy," Morris said. "The front line foremen deserve a lot of credit for our success for setting expectations, planning for success and keeping lines of communication open. There has been a shift in how people think. We do the big things and the little things that will help make sure we don't go down that road (bankruptcy) again."

Rich Wilson, Process Manager, added, "Our employees are working toward a common goal. We want Wheeling-Pittsburgh to have a name in the industry as a high-quality producer, which is something that will separate us from the competition."

New Chocks and Old Chalk Boards Making a Difference at Allenport

The Allenport Plant has come a long way since August 2003 when Wheeling-Pittsburgh emerged from bankruptcy.

"We have more spare parts and we're trying to do more maintenance work," says Ralph Zdrasecky, Mill Tender on the Pickle Line. "We have the right parts now, we're fixing things correctly, and we're not having to improvise."

Bill Reis, Pickle Line Operator, points to a more experienced workforce as making a big difference. "The crews have been together for a couple of years now. We know each other and how we work and what to expect from each other. Plus, we're getting a better quality material from Steubenville."

Ray Mokuski, Allenport Plant Manager, agrees with his employees' view on the plant's improved performance.

"Nearly half of our workforce changed when employees took the buyout following bankruptcy," Mokuski said. "And we hadn't spent much money on our equipment through the bankruptcy period. Just as important, though, is how well union members and our management team are communicating about the issues and working together to get them resolved."

In 2006, Allenport is breaking both production and quality records. And its just not luck. There has been a systematic approach to making improvements, with a lot of information coming from the employees who run the mills.

"It's hard to beat the knowledge that the employees who operate the mill, day in and day out, have," said Dean Dellamalva, Senior Process Manager, Tandem Mill. "Today, we have total involvement of the entire workforce."

At Allenport, one way to make sure information gets from the tandem mill floor to those who prioritize and schedule maintenance, is a simple chalkboard just outside the tandem mill pulpit. Anyone working in the mill can write in problems or items that should be fixed.

"It is one of the first things I look at," Dellamalva said. "Before the board went up, we'd have a maintenance day and we'd miss making important repairs because the info never got communicated to the right people. The chalk board has made a big difference."

Among the many improvements made at Allenport have been things as small as new hoses that have all but eliminated clogging in roll coolant nozzles, attention to roll roughness and a complete rebuild of roll chocks and backup roll chocks. The result of these and many other improvements has been a reduction in tandem mill delays from over 23 percent to 19.35 percent through May.

Dave Pipik, Assistant Roller on the Tandem Mill, likes the direction in which Allenport is heading. "Our mill is running pretty good. They've put a lot of money into it and done things that needed to be done to tighten up the mill. And a tight mill is a good mill."



Bill Reis, front
Ralph Zdrasecky, back



Dave Pipik